EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Harvard Bioscience, Inc. and subsidiaries:

We consent to the incorporation by reference in Registration Statements Numbers 333-53848, 333-104544, 333-135418 and 333-151003 on Form S-8 of Harvard Bioscience, Inc. and subsidiaries of our report dated March 11, 2010, with respect to the consolidated balance sheets of Harvard Bioscience, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and our report dated March 11, 2010 with respect to the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Harvard Bioscience, Inc.

Our report dated March 11, 2010, on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states that Harvard Bioscience, Inc. acquired Denville Scientific, Inc. (“Denville”) during 2009, and management excluded from its assessment of the effectiveness of Harvard Bioscience, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2009, Denville’s internal control over financial reporting associated with total assets of $26,432,383 and total revenues of $7,556,000 included in the consolidated financial statements of Harvard Bioscience, Inc. and subsidiaries as of and for the year ended December 31, 2009. Our audit of internal control over financial reporting of Harvard Bioscience, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of Denville.

/s/ KPMG LLP

Boston, Massachusetts

March 11, 2010